Exhibit 99.1

Release:	Immediate	Contact:	Ronda J. Williams
312-706-3232

Oil-Dri Announces Another Round Of Price Increases

CHICAGO – May 2, 2006 – Oil-Dri Corporation of America (NYSE: ODC) today announced plans to raise prices and continue fuel surcharges in an effort to combat record high energy and materials costs.

Dan Jaffee, President and CEO said, “Rising energy and other materials costs are continuing to have a negative impact on our margins.  We have remained focused on implementing internal cost reduction programs that maximize our manufacturing efficiency; however, record-breaking energy costs make those efforts an ongoing challenge.  Our delivered cost of goods is very sensitive to increases in the costs of natural gas and fuel oil, as well as the costs of packaging materials, steel and diesel fuel.  These inputs are key components in the manufacturing and delivery process.

“We very much appreciate our customers’ understanding and support during this very difficult external environment.”

By July 31, 2006, Oil-Dri expects to implement its revised pricing schedule throughout all markets in both its Business-to-Business and Retail and Wholesale operating segments.

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Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, animal health and nutrition, industrial and automotive markets, and the world’s largest manufacturer of cat litter.

This release contains certain forward-looking statements regarding the company’s expected performance for future periods, and actual results for such periods might materially differ.  Such forward-looking statements are subject to uncertainties which include, but are not limited to, intense competition from much larger organizations in the consumer market; the level of success in implementation of price increases and surcharges; increasing acceptance of genetically modified and treated seed and other changes in overall agricultural demand; increasing regulation of the food chain; changes in the market conditions, the overall economy, volatility in the price and availability of natural gas, fuel oil and other energy sources, and other factors detailed from time to time in the company’s annual report and other reports filed with the Securities and Exchange Commission.